Exhibit 10.41

STRATEGIC DIAGNOSTICS INC.

NONQUALIFIED STOCK OPTION GRANT

      This NONQUALIFIED STOCK OPTION GRANT (the “Agreement”), dated as of <GRANT DATE> (the “Date of Grant”), is delivered by Strategic Diagnostics Inc. (the “Company”) to <GRANTEE NAME> (the “Grantee”).

RECITALS

      WHEREAS, the Board of Directors of the Company (the “Board”) has decided to grant a nonqualified stock option to the Grantee in connection with his acceptance of employment with the Company and as an inducement for the Grantee to promote the best interests of the Company and its stockholders; and

      WHEREAS, the Company maintains the Strategic Diagnostics Inc. 2000 Stock Incentive Plan, as amended through May 12, 2009 (the “Plan”); and

      WHEREAS, this nonqualified stock option grant is made outside of the Plan, but the parties have agreed that the terms of the Plan shall be incorporated into this Agreement by reference and that this nonqualified stock option grant shall be subject in all respects to the terms of the Plan; and

      WHEREAS, except as specifically indicated otherwise, all references in this Agreement to the “Board” shall be deemed to refer to the Compensation Committee.

      NOW, THEREFORE, the parties to this Agreement, intending to be legally bound hereby, agree as follows:

1.           Grant of Option.  Subject to the terms and conditions set forth in this Agreement and the Plan, the Company hereby grants to the Grantee a nonqualified stock option (the “Option”) to purchase <OPTION SHARES> shares of common stock of the Company (“Shares”) at an exercise price of <EXERCISE PRICE> per Share.  The Option shall become exercisable according to Section 2 below.

2.           Exercisability of Option. The Option shall become exercisable on the following dates (each, a “Vesting Date”), if the Grantee is employed by, or providing service to, the Company or a Subsidiary (as defined in the Plan) (collectively, the “Employer”) on the applicable Vesting Date:

Vesting Date	Number of Shares Subject to Option Exercisable on Vesting Date
<V DATE 1>	<SHARES>
<V DATE 2>	<SHARES>
<V DATE 3>	<SHARES>
<V DATE 4>	<SHARES>

The exercisability of the Option is cumulative, but shall not exceed 100% of the Shares subject to the Option.  The Option shall be fully exercisable on <FULLY EXERCISABLE DATE>, if the Grantee has continuously been employed by, or provided service to, the Employer from the Date of Grant through <FULLY EXERCISABLE DATE>.

3.           Term of Option.

      (a)           The Option shall have a term of ten years from the Date of Grant and shall terminate at the expiration of that period, unless it is terminated at an earlier date pursuant to the provisions of this Agreement or the Plan.

      (b)           The Option shall automatically terminate upon the happening of the first of the following events:

              (i)           The expiration of the 90-day period after the Grantee ceases to be employed by, or provide service to, the Employer, if the termination is for any reason other than Disability (as defined in the Plan), death or Cause (as defined in the Plan);

              (ii)          The expiration of the one-year period after the Grantee ceases to be employed by, or provide service to, the Employer on account of the Grantee’s Disability;

              (iii)         The expiration of the 180-day period after the Grantee ceases to be employed by, or provide service to, the Employer, if the Grantee dies while employed by, or providing service to, the Employer or within 90 days after the Grantee ceases to be so employed or provide such services on account of a termination described in Section 3(b)(i) above; or

              (iv)         The date on which the Grantee ceases to be employed by, or provide service to, the Employer for Cause.  In addition, notwithstanding the prior provisions of this Section 3, if the Board determines that the Grantee has engaged in conduct that constitutes Cause at any time while the Grantee is employed by, or providing service to, the Employer or after the Grantee’s employment or service terminates, the Option shall immediately terminate, and the Grantee shall automatically forfeit all Shares underlying any exercised portion of the Option for which the Company has not yet delivered the Share certificates, upon refund by the Company of the exercise price paid by the Grantee for such Shares.

Notwithstanding the foregoing, in no event may the Option be exercised after the date that is immediately before the tenth anniversary of the Date of Grant.  Any portion of the Option that is not exercisable at the time the Grantee ceases to be employed by, or provide service to, the Employer shall immediately terminate.

4.           Exercise Procedures.

      (a)           Subject to the provisions of Sections 2 and 3 above, the Grantee may exercise part or all of the exercisable Option by giving the Board written notice of intent to exercise, in a form and manner prescribed by the Board, specifying the number of Shares as to which the Option is to be exercised.  On the delivery date, the Grantee shall pay the exercise price (i) in cash, (ii) with the approval of the Board, by delivering Shares owned by the Grantee which shall be valued at their Fair Market Value (as defined in the Plan) on the date of delivery, (iii) by payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, or (iv) by such other method as the Board may approve.  The Board may impose from time to time such limitations as it deems appropriate on the use of Shares to exercise the Option.

      (b)           The obligation of the Company to deliver Shares upon exercise of the Option shall be subject to all applicable laws, rules, and regulations and such approvals by governmental agencies as may be deemed appropriate by the Board, including such actions as Company counsel shall deem necessary or appropriate to comply with relevant securities laws and regulations.  All obligations of the Company under this Agreement shall be subject to the rights of the Employer as set forth in Section 6 to withhold amounts required to be withheld for any taxes, if applicable.

5.           Change of Control of the Company.  Except as otherwise provided in this Agreement, the provisions of the Plan applicable to a Change of Control (as defined in the Plan) shall apply to the Option, and, in the event of a Change of Control, the Board may take such actions as it deems appropriate pursuant to the Plan.

6.           Withholding of Taxes

      (a)           Required Withholding.  The Option shall be subject to applicable federal (including FICA), state and local tax withholding requirements.  The Grantee or other person receiving or exercising the Option shall be required to pay to the Employer the amount of any such taxes that the Employer is required to withhold with respect to the Option, or to allow the Employer to deduct from other wages paid by the Employer the amount of any withholding taxes due with respect to the Option.

      (b)           Election to Withhold Shares.  The Grantee may elect to satisfy the Employer’s income tax withholding obligation with respect to the Option by having shares withheld up to an amount that does not exceed the Grantee’s minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities.  The election must be in a form and manner prescribed by the Board.

7.           Transferability; Restrictions on Exercise.  The Option shall not be transferable by the Grantee other than by will or by the laws of descent and distribution.  Only the Grantee may exercise the Option during the Grantee’s lifetime.  After the Grantee’s death, the Option shall be exercisable solely by the legal representatives of the Grantee, or by the person who acquires the right to exercise the Option by will or by the laws of descent and distribution, to the extent that the Option is exercisable pursuant to this Agreement.

8.           Option Subject to Plan Provisions.  This grant is made outside of the Plan, but is nevertheless subject to the terms and provisions of the Plan, which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan.  The grant and exercise of the Option are subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Board in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (a) rights and obligations with respect to withholding taxes, (b) the registration, qualification or listing of the Shares, (c) changes in capitalization of the Company and (d) other requirements of applicable law.  The Board shall have the authority to interpret and construe the Option pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder.  By accepting the Option, the Grantee agrees to be bound by the terms of the Plan and this Agreement.  The Grantee further agrees that all of the decisions and determinations of the Board with respect to the Option and the Plan shall be final and binding.

9.           No Employment or Other Rights.  The grant of the Option shall not confer upon the Grantee any right to be retained by or in the employ or service of the Employer and shall not interfere in any way with the right of the Employer to terminate the Grantee’s employment or service at any time.  The right of the Employer to terminate at will the Grantee’s employment or service at any time for any reason is specifically reserved, except as may be otherwise provided in the written employment agreement between the Grantee and the Company, dated May 18, 2009 (the “Employment Agreement”).

10.          No Stockholder Rights.  Neither the Grantee, nor any person entitled to exercise the Grantee’s rights in the event of the Grantee’s death, shall have any of the rights and privileges of a stockholder with respect to the Shares subject to the Option, until certificates for Shares have been issued upon the exercise of the Option.

11.          Assignment.  The rights and interests of the Grantee under this Agreement may not be sold, assigned, encumbered or otherwise transferred except, in the event of the death of the Grantee, by will or by the laws of descent and distribution.  In the event of any attempt by the Grantee to alienate, assign, pledge, hypothecate, or otherwise dispose of the Option or any right hereunder, except as provided for in this Agreement, or in the event of the levy or any attachment, execution or similar process upon the rights or interests hereby conferred, the Company may terminate the Option by notice to the Grantee, and the Option and all rights hereunder shall thereupon become null and void.  The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parents, subsidiaries, and affiliates.  This Agreement may be assigned by the Company without the Grantee’s consent.

12.          Applicable Law.  The validity, construction, interpretation and effect of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws provisions thereof.

13.          Entire Agreement.  This Agreement, the Employment Agreement and the Plan (and the notices and agreements to be executed in relation to the exercise of the Option) together represent the entire agreement between the parties hereto regarding the Option granted hereunder and supersede any and all previous written or oral agreements or discussions between the parties and any other person or legal entity concerning the transactions contemplated herein or therein.  Except as otherwise expressly provided herein, this Agreement cannot be amended or modified except by a written instrument executed by the parties hereto.

14.          Notice.  Any notice to the Company provided for in this Agreement shall be addressed to the Company in care of the Chief Financial Officer at Strategic Diagnostics Inc., 111 Pencader Drive, Newark, DE 19702, and any notice to the Grantee shall be addressed to such Grantee at the current address shown on the payroll of the Employer, or to such other address as the Grantee may designate to the Employer in writing.  Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused its duly authorized officers to execute and attest this Agreement, and the Grantee has executed this Agreement, effective as of the Date of Grant.

STRATEGIC DIAGNOSTICS INC.

By:
<COMPANY REPRESENTATIVE>

I hereby accept the Option grant described in this Agreement.  I have read the Plan and I understand and agree that although the Option is granted outside of the Plan, the terms of the Plan are incorporated into this Agreement by reference and that this Option is subject in all respects to the terms of the Plan.  I hereby agree to be bound by the terms of this Agreement and the Plan and any determinations of the Board with respect to the Option.

Accepted:
<GRANTEE>